                                                                      EXHIBIT 11

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                            THREE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,         MARCH 31,
                               ---------------------------  --------------------
                                 1993      1994     1995      1995       1996
                               --------  --------  -------  ---------  ---------
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Average common shares out-
 standing....................     2,610     3,218    3,336      3,336     3,336
Common stock equivalents
 issued during 12 month
 period prior to initial
 public offering.............       625       625      625        625       625
Assumed conversion of
 convertible preferred stock
 upon initial public
 offering....................       --      5,005    5,005      5,005     5,005
Common stock equivalents.....       --        --       213        213       213
                               --------  --------  -------  ---------  --------
  Total......................     3,235     8,848    9,179      9,179     9,179
                               ========  ========  =======  =========  ========
Income (loss) from continuing
 operations..................  $   (332) $    289  $ 3,009  $      16     $ 429
Accretion of dividends on re-
 deemable preferred stock....    (1,030)   (1,016)    (950)      (237)     (237)
                               --------  --------  -------  ---------  --------
Income (loss) from continuing
 operations available to
 common shareholders.........  $ (1,362) $   (727) $ 2,059  $    (221) $    192
                               ========  ========  =======  =========  ========
Net income (loss)............  $ (1,454) $    779  $ 1,893  $    (386) $    192
                               ========  ========  =======  =========  ========
Net income (loss) available
 to common shareholders per
 share:
  Continuing operations......  $  (0.42) $  (0.08) $  0.22  $   (0.02) $   0.02
                               ========  ========  =======  =========  ========
  Net income (loss)..........  $  (0.45) $   0.09  $  0.21  $   (0.04) $   0.02
                               ========  ========  =======  =========  ========

Fully diluted earnings per share computations are the same as primary earnings per share.